Exhibit 12.1

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES

CONSOLIDATED OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in thousands)

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2017
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(150,409)	$(81,825)	$110,581	$197,077	$277,665	$225,536
Interest expense, net of amortization of premiums/discount	377,070	339,044	254,380	236,709	218,963	165,301
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708	5,283
Distributed income of equity investees	451	409	454	512	422	381
Portion of rent expense representative of interest	445	443	416	364	312	215

Total earnings	$237,829	$268,902	$374,522	$442,964	$505,070	$396,716

Fixed Charges:
Interest expense, net of amortization of premium/discount	$377,070	$339,044	$254,380	$236,709	$218,963	$165,301
Capitalized interest	1,661	4,968	4,047	2,749	2,870	2,268
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708	5,283
Portion of rent expense representative of interest	445	443	416	364	312	215

Total fixed charges(1)	$389,448	$355,286	$267,534	$248,124	$229,853	$173,067

Preferred stock dividends	296	162	150	150	150	39

Total combined fixed charges and preferred stock dividends(2)	$389,744	$355,448	$267,684	$248,274	$230,003	$173,106

Ratio of Earnings to Fixed Charges	—	—	1.4	1.8	2.2	2.3
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	1.4	1.8	2.2	2.3

(1)	For the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $151,619 and $86,384, respectively.
(2)	For the years ended December 31, 2012 and 2013 combined fixed charges and preferred stock dividends exceeded earnings by $151,915 and $86,546, respectively.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Year Ended December 31,					Nine Months Ended September 30,
	2012	2013	2014	2015	2016	2017
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(149,885)	$(81,819)	$110,581	$197,077	$277,665	$225,536
Interest expense, net of amortization of premiums/discount	377,070	339,044	254,380	236,709	218,963	165,301
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708	5,283
Distributed income of equity investees	451	409	454	512	422	381
Portion of rent expense representative of interest	445	443	416	364	312	215

Total earnings	$238,353	$268,908	$374,522	$442,964	$505,070	$396,716

Fixed Charges:
Interest expense, net of amortization of premium/discount	$377,070	$339,044	$254,380	$236,709	$218,963	$165,301
Capitalized interest	1,661	4,968	4,047	2,749	2,870	2,268
Amortization of deferred financing fees	10,272	10,831	8,691	8,302	7,708	5,283
Portion of rent expense representative of interest	445	443	416	364	312	215

Total fixed charges(1)	$389,448	$355,286	$267,534	$248,124	$229,853	$173,106

Ratio of Earnings to Fixed Charges	—	—	1.4	1.8	2.2	2.3

(1)	For the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $151,095 and $86,378, respectively.